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                                                                     EXHIBIT 21.

AMC ENTERTAINMENT INC. AND SUBSIDIARIES

AMC ENTERTAINMENT INC.

    American Multi-Cinema, Inc.

    AMC Entertainment International, Inc.

       AMC Entertainment International Limited

             AMC Entertainment Espana S.A.

             Actividades Multi-Cinemas E Espectaculos, LDA

             AMC Theatres of U.K., Limited


             AMC Theatres of Canada, Inc.


       AMC De Mexico, S.A., De C.V.

       AMC Europe S.A.

    National Cinema Network, Inc.

    AMC Realty, Inc.

       Centertainment, Inc.


             Power & Light District LLC


    AMC License Corp.

    AMCPH Holdings, Inc.

All Subsidiaries are wholly-owned.